EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Juniper Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	7,000,000(2)	$35.5175(3)	$248,622,500	0.00014760	$36,696.68
Total Offering Amounts							$36,696.68
Total Fee Offsets							0
Net Fee Due							$36,696.68
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.00001 par value (the “Common Stock”), of Juniper Networks, Inc. that become issuable under the 2015 Equity Incentive Plan, as amended and restated (the “Plan”), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)Represents 7,000,000 additional shares of Common Stock reserved for future issuance under the Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sales price of a share of Common Stock as reported on the New York Stock Exchange on June 10, 2024.